Impression & Axim – Letter of Intent ("Terms Sheet")

Date *[03/09/2018]*

Parties

Name	Impression Healthcare Limited
ACN	096 635 246
Short form name	**Impression**
Notice details	13 Central Avenue Moorabbin VIC 3189 Email: glenn@impression.healthcare Attention: Mr Glenn Fowles

Name	Axim Biotechnologies Inc.
Short form name	**Axim**
Notice details	45 Rockefeller Plaza 20th Floor, Suite 83 New York NY 10111 Email: ganastassov@aximbiotech.com & lchangoer@aximbiotech.com Attention: Mr George Anastassov & Mr Lekhram Changoer

Background and purpose

Impression is Australia's largest home dental impression company, making custom-fitted devices provided direct to the consumer, through a growing dental practitioner network, retail channels and via various other sales collaborations. Impression would like to enter the medicinal cannabis sector in Australia and New Zealand for the provision of therapeutic products for all possible indications, including those related to oral health care.

Following initial discussions and internal review of Axim and its product range, Impression proposes to collaborate with Axim for the license and distribution of Axim's entire range of current and future medicinal cannabis products, including Axim's full product range across its Pharmaceuticals, Nutraceuticals, Botanicals/Phytoplants and Oral Health divisions (**Axim Products**) for the Australian and New Zealand markets (**Proposed Relationship**).

The purpose of this Terms Sheet is to confirm that the parties intend to enter into further negotiations to give effect to the Proposed Relationship.

Material commercial terms

Proposed Relationship		
1.	Transaction Documents	It is anticipated that the Proposed Relationship will require the preparation of the following transaction documents (together, the **Transaction Documents**) to reflect the terms of this Terms Sheet and any other material commercial terms agreed by the parties: (a) a licence and distribution agreement, under which Impression is appointed the exclusive licensee and distributor of the Axim Products in Australia and New Zealand; and (b) a development agreement under which Impression and Axim will

		endeavour to develop new products, initially for pre-clinical and phase 1 (and other clinical trials) for an oral rinse liquid targeted at the following medical indications: oral mucositis, strep throat, oral infections and gum disease. Other indications may be considered as the relationship of the two parties develops.
2.	**Approvals**	Impression undertakes to work together with its pharmaceutical consultants, including Pharmout Pty Ltd, to produce regulatory strategies and marketing plans for the Axim Products in order to obtain all required regulatory and marketing approvals in Australia and New Zealand (**Approvals**). Impression will use its best endeavours to obtain these Approvals as soon as reasonably practicable.
General		
3.	**Nature of Terms Sheet**	This Terms Sheet outlines the key terms of the Proposed Relationship but is not a complete list of all the provisions required in the Transaction Documents. The parties will negotiate in good faith and do everything necessary, or reasonably required, to give effect to this Terms Sheet and to finalise the Transaction Documents. With the exception of paragraphs 3 – 9, this Terms Sheet is not intended to be legally binding on the parties and does not give rise to legal rights or obligations. No party will be obliged to proceed with the Proposed Relationship unless and until the Transaction Documents are signed in which case the Proposed Relationship will be subject to the terms and conditions of the relevant Transaction Document. Paragraphs 3 – 9 are legally binding on the parties.
4.	**Confidentiality and announcements**	Subject to the limited exceptions listed below, each party including each party's advisers, consultants, financiers and investors as described below, must keep confidential the existence and contents of this Terms Sheet, the names of the parties, any discussions or negotiations in relation to its subject matter, and any other confidential information provided to it by the other party (**Confidential Information**). Confidential Information may only be disclosed by a party: (a) with the prior written consent of the other party; (b) as required by law or by a recognised stock or securities exchange; (c) if the information is already in the public domain (other than through a breach of this Terms Sheet by one of the parties); or (d) to its officers, employees and professional advisers and financiers and investors (**Representatives**) who reasonably require access to the Confidential Information and who have been informed that the party is required to comply with the confidentiality requirements in this Terms Sheet. Each party must also procure that each of its Representatives to whom Confidential Information is disclosed strictly observes the party's obligations to keep confidential the Confidential Information, as if the obligations were imposed on that Representative. No party may make a media release, announcement or public statement about this Term Sheets except:

		(e) with the consent of the other party; or (f) as required by law or a recognised stock or securities exchange. In all cases the party wishing to make a media release, announcement or public statement must, as far as practicable, first consult the other party about the timing and wording of that media release, announcement or public statement.
5.	**Exclusivity**	The parties have entered into an exclusivity agreement, which applies to this Terms Sheet and the Proposed Relationship.
6.	**Costs**	The parties will bear their respective costs and expenses for negotiating and executing the Transaction Documents, including in relation to undertaking any due diligence investigations and the preparation and execution of this Terms Sheet.
7.	**Counterparts**	This Terms Sheet may be executed in counterparts and by PDF signature.
8.	**Preparation of Transaction Documents**	Impression's advisers will prepare the Transaction Documents based on the material commercial terms set out in this Terms Sheet.
9.	**Governing law**	This Terms Sheet is, and the Transaction Documents will be, governed by the laws of and construed in accordance with the Commonwealth of Australia and the United States of America (where applicable).

Signing page

Executed as a **deed**

Executed by **Impression Healthcare Limited ACN 096 635 246** in accordance with Section 127 of the *Corporations Act 2001*

Signature of director

TROY VALENTINE

Name of director (print)

Signature of ~~director/~~company secretary
(Please delete as applicable)

GLENN FOWLES

Name of ~~director/~~company secretary (print)

Signed sealed and **delivered** by **Axim Biotechnologies Inc.** by its authorised representative in the presence of

Signature of witness

Name of witness (print)

Signature of authorised representative

George E. Anastassov, CEO

Name and capacity of authorised representative